UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Brighton, John J.
   2 Ridgedale Avenue
   Suite 350
   Cedar Knolls, NJ  07927
   U.S.
2. Date of Event Requiring Statement (Month/Day/Year)
   5/20/98
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   IBS Interactive, Inc.
   IBSX
5. Relationship  of Reporting  Person(s) to Issuer  (Check all  applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group  Filing (Check  Applicable  Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Stock Option (Right to B|5/20/99  |5/19 /08 |Common Stock           |10,000   |$6.00     |D            |                           |
uy) (1)                 |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) Granted pursuant to the Company's 1998 Stock Option Plan. The options will vest in full and become exercisable on May 20, 1999, the first anniversary of the date of grant.
SIGNATURE OF REPORTING PERSON
 /s/ John J. Brighton
DATE May 20, 1998